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                                                                 Exhibit (d)(3)


                                                               February 17, 2003


                              EMPLOYMENT AGREEMENT

            REUTERS AMERICA INC., a Delaware corporation, located at 3 Times Square, 18th Floor, New York, New York, 10036, (the "Company"), and Isaak Karaev, an individual residing at 69 Lancaster Avenue, Brooklyn, New York 11223, ("Executive"), mutually agree to enter into this Employment Agreement (this "Agreement"), the terms and conditions of which are set forth below.

            The Company and its affiliates, subsidiaries, and its and their divisions, successors and assigns (the "Group") relies in conducting its business on valuable, proprietary, Confidential Information (see definition below) relating to its technology, business, operations, customers, products, and services. The Group spends considerable resources acquiring and developing this Confidential Information. The Group also receives Confidential Information from third parties. To further the Group and Executive's interests, Executive will have access to certain Confidential Information and to the Group's resources that may be used in the creation of Confidential Information. The Company is willing to establish and continue an employment relationship with Executive, including the provision of resources necessary to further the parties' interests, only if Executive protects such Confidential Information, assigns rights to inventions as set forth below, and agrees to the reasonable non-competition and non-solicitation covenants set forth below. Therefore, in consideration of the mutual agreements contained herein the parties agree as follows:

1.    EMPLOYMENT

            The Company shall employ Executive in the position of President, Investment Banking and Brokerage, or in such other or further capacities as the Company may reasonably determine from time to time. Executive shall report to Devin Wenig or such other executive of Devin Wenig's level of responsibility at the Company as the Company may determine from time to time.

2.    EFFECTIVE DATE

            This Agreement will become effective upon the acquisition (the "Acquisition") by the Group of a majority of the outstanding common shares of Multex.com, Inc. (the "Current Company") (the "Effective Date").

3.    TERM

            The term of Executive's employment hereunder (the "Employment Term") shall commence as of the Effective Date, and shall continue until the second anniversary of the Effective Date (the "Expiration Date") unless Executive's employment is terminated before then. If the Acquisition does not close for any reason, then this Agreement shall become null and void and, notwithstanding any terms or provisions to the contrary set forth herein, including any provisions that purport to survive termination, this Agreement shall not survive any termination pursuant to this sentence and neither party shall have any obligation to the other hereunder.
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4.    DUTIES

            Executive shall faithfully, diligently, and exclusively perform services on behalf of the Company and the Group to the best of his ability during the term of this Agreement, and shall devote his full business time, attention and energies to the business and affairs of the Company and the Group, its subsidiaries, divisions and affiliated entities.

5.    COMPENSATION

      (A) During the Employment Term, Executive shall receive an annual base salary of $375,000 on an annualized basis (minus applicable taxes). The base salary shall be payable in accordance with the Company's standard payroll practices applicable to executives of the Company.

      (B) Executive shall be eligible to earn bonuses under the Executive Bonus Scheme ("EBS") in accordance with the same terms and conditions as other similarly situated Company employees. At current target performance, Executive's bonus will be 75% of his base salary for each year of his employment. Such bonus payments shall be paid yearly in accordance with the EBS.

      (C) Executive shall be eligible to participate in or receive benefits under the Company's various employee benefit plans, policies or arrangements including, without limitation, the Company's 401(k) plan as soon as administratively practicable, subject to the same terms and conditions as other similarly situated employees of the Company who perform duties requiring the same skill, effort and responsibility. Executive shall be eligible for 20 vacation days, which shall be accrued on a monthly basis, and Executive shall be eligible to take up to three personal days per year. The Company (including the officers and administrators who have responsibility for administering the plans) retains full discretionary authority to interpret the terms of the plans, as well as full discretionary authority with regard to administrative matters arising in connection with the plans including but not limited to issues concerning benefit eligibility, vesting and entitlement. The Company reserves the absolute right to modify, amend or terminate its employee benefit plans, policies and arrangements at any time and for any reason.

      (D) In accordance with the Company's policy, Executive shall be reimbursed for reasonable business related expenses, including travel, hotel and other out-of-pocket expenses properly incurred by Executive in the execution of Executive's duties of employment .

      (E) Provided that Executive remains in the continuous employ of the Company from the Effective Date through the Expiration Date (and subject to Section 10 of this Agreement), Executive shall be eligible to receive 200,000 ordinary shares of Reuters Group PLC (the "Shares") on or after the Expiration Date. As soon as administratively practicable after the Expiration Date, the Company shall make necessary arrangements to convert his ordinary shares of Reuters Group PLC into a number of American Depositary Shares representing such vested Ordinary Shares, rounded down to the nearest whole number of American Depositary.. Specific


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terms and conditions relating to the Shares will be provided to Executive under separate cover. Trading of Shares will be subject to all legal restrictions surrounding trading of Shares by similarly situated executives

      (F) During the Employment Term and thereafter, Executive shall have the benefits of (i) a complete indemnity for any and all liabilities incurred by Executive in connection with the performance of his assigned duties and responsibilities (including, without limitation, all legal fees and expenses) as an officer or employee of the Company or any other company within the Group to the fullest extent provided by the organizational or constitutional documents of the applicable company for all acts or omissions on Executive's part while acting in good faith in accordance with his assigned duties and responsibilities as an officer or employee of the Company or Group company (to the fullest extent permitted by applicable law) and (ii) any insurance policies which shall be maintained by the Company or the Group in respect of liabilities incurred by similarly situated officers and employees in their capacity as such. The obligations set forth in this Paragraph 5(f) shall survive termination of employment.

In the event of any claim by Executive for indemnification hereunder, Executive hereby agrees to provide the Company with prompt written notice thereof and the facts giving rise to the claim, including information as to the third party action, but failure to give such notice shall not relieve the Company of its indemnification obligation unless the Company is materially prejudiced by its failure to receive such notice. The Company shall have the right to assume the defense of any third party action for which indemnification is sought hereunder, and upon such assumption the Group shall have no liability to the Executive for the fees and expenses of counsel in connection therewith, other than for the fees and expenses for counsel selected by the Company. In the event that the Company assumes the defense of any third party action pursuant hereto, Executive shall cooperate with the Company in the defense of such action. In no event shall Executive be entitled to settle any third party action for which indemnification is sought hereunder without the prior written consent of the Company.

6.    COVENANTS

      (A) CONFIDENTIAL INFORMATION. Executive acknowledges and agrees that he has and will have access to and come into contact and learn various technical and non-technical trade secrets and other information ("Confidential Information"), which are the property of the Group. Confidential Information includes, but is not limited to: (i) information with respect to costs, commissions, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas; (ii) product formulations, methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, and other means used by the Group in the conduct of its business; (iii) the identity of the Group's customers, distributors and suppliers and their names and addresses, the names of representatives of the Group's customers, personnel placement prospects or contacts, distributors or suppliers responsible for entering into contracts with the Group, the amounts paid by such customers to the Group, specific customer needs and requirements, and leads and referrals to prospective customers; and
(iv) the identity and number of the Group's employees, their salaries, bonuses, benefits, qualifications and abilities; all of


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which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Group at its great effort and expense. Confidential information can be in oral, written, electronic or machine readable form. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement; (ii) was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Group; or (iii) becomes available to the Executive on a non-confidential basis from a person other than an employee of the Group who is not known to the Executive to be otherwise bound by a confidentiality agreement with the Group, or is otherwise not known to the Executive to be under an obligation to the Group not to transmit the information to the Executive.

      (B)   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

            (I) Executive acknowledges and agrees that Confidential Information is the exclusive property of the Company and any disclosure, divulging, revealing or other use of any Confidential Information by Executive, other than in connection with the Group's business, will be highly detrimental to the business of the Group and serious loss of business and pecuniary damage may result therefrom. Accordingly, Executive covenants and agrees to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and Executive will not, both during employment with the Group or at any time thereafter, without the Company's prior written consent, disclose, divulge, reveal or communicate to any person whomsoever, or use for any purpose other than for the exclusive benefit of the Group, any Confidential Information whatsoever, whether contained in Executive's memory or embodied in writing, electronic or other form. For the avoidance of doubt, the restrictions in this Section 6 shall not apply to any disclosure or use of Confidential Information authorized by the board of directors of the Company or required in the ordinary performance of Executive's duties hereunder.

            (II) If Executive is required to disclose Confidential Information because of or by legal process, Executive will cooperate with the Group, as described in this subparagraph, in connection with: (i) any internal investigation; (ii) the defense or prosecution of any claim that may be made against or by the Group; or (iii) any ongoing or future investigation, dispute or claim of any kind involving the Group including without limitation any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, subject, in a criminal proceeding ("legal proceeding"), to assert whatever rights or privileges he may otherwise have. Consistent with applicable law, the term "cooperate" as used in this Paragraph 6(b)(ii) shall mean providing the Group advance written notice of any subpoena or legal proceeding, performing all acts necessary to assist the Group to obtain a protective order to the extent the Group seeks such protection and executing and delivering any documents that may be reasonably necessary to carry out the provisions of this Agreement. Furthermore, if such a protective order or other remedy is not obtained, or the Group waives compliance with the provision of this Paragraph 6(b)(ii), Executive will furnish only that portion of Confidential Information or take only such action which is legally required and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. In the event Executive shall have complied with the provisions of this


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Paragraph 6(b)(ii), such disclosure may be made by Executive without any liability hereunder. The Company shall reimburse Executive for all reasonable costs, including attorneys' fees and expenses, incurred by Executive in complying with the provisions of this Paragraph 6 (b)(ii).

            (C) RETURN OF MATERIAL. Executive covenants and agrees to deliver to the Company immediately upon cessation of employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, manuals, forms, databases and/or other computer programs reflecting any Confidential Information, or otherwise relating to the Group's business; (ii) lists of the Group's customers or leads or referrals thereto; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Group which Executive may then possess or have under his control.

            (D) COVENANT NOT TO COMPETE. Executive acknowledges and agrees that the Group is engaged in a highly competitive business, and by virtue of Executive's position and responsibilities with the Company, and his access to Confidential Information, engaging in any business which is directly or indirectly competitive with the Group will cause it great and irreparable harm. Consequently, Executive covenants and agrees that both during the Employment Term and for a period of (a) twelve months following cessation of employment (whether such cessation is voluntary or involuntary) that occurs on or prior to the first anniversary of Executive's employment with the Company or (b) six months following cessation of employment (whether such cessation is voluntary or involuntary) that occurs after the first anniversary of Executive's employment with the Company, Executive shall not directly or indirectly (i) own, manage, operate, control, be employed by, participate in, or be connected with, in any manner, any business enterprise listed on Schedule A hereto or any entity created from, divested from or merged with any entity on schedule A; or (ii) become a founder or a 10% or greater shareholder of a new company whose principal business or businesses compete with any of the Group's businesses.

            (E) NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that during the course and as a result of his employment with the Company, he has and will become aware of some, most or all of the Group's customers and clients, their names and addresses, their representatives responsible for engaging the Group's services, their specific needs and requirements and leads and referrals to prospective customers and clients. Executive further acknowledges and agrees that the loss of such customers and clients would cause the Group great and irreparable harm. Consequently, Executive covenants and agrees that both during the Employment Term and for a period of (a) twelve months following cessation of employment (whether such cessation is voluntary or involuntary) that occurs on or prior to the first anniversary of Executive's employment with the Company or (b) six months following cessation of employment (whether such cessation is voluntary or involuntary) that occurs after the first anniversary of Executive's employment with the Company, Executive shall not, in any manner, directly or indirectly, solicit, seek to do business with, or interfere or damage any relationship with any customer or client, former customer or client or prospective customer or client of the Group with whom Executive came into contact or about whom Executive became aware while employed by the Company or about whom Executive obtained Confidential Information during the Employment Term. In addition to the foregoing, Executive shall be required to comply with the terms of any agreement between the Company and another person, on whose behalf


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Executive may seek to solicit following the termination of his employment with the Company, that is more restrictive than the terms set forth above.

            (F) NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that during the course of employment by the Company, Executive has and may hereafter come into contact with some, most or all of the Group's employees, their knowledge, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. Executive further acknowledges and agrees that any solicitation, luring away or hiring of such employees of the Group will be highly detrimental to the business of the Group and will cause the Group serious loss of business and great and irreparable harm. Consequently, Executive covenants and agrees that both during the Employment Term and for a period of (a) twelve months following cessation of employment (whether such cessation is voluntary or involuntary) that occurs on or prior to the first anniversary of Executive's employment with the Company or
(b) six months following cessation of employment (whether such cessation is voluntary or involuntary) that occurs after the first anniversary of Executive's employment with the Company, Executive shall not directly or indirectly, on behalf of Executive or another person, solicit, lure away, hire or encourage to resign any employees of the Group (or any person who was an employee of the Group within the prior 12 months) with whom Executive had contact or about whom Executive became aware or obtained Confidential Information while employed by the Group, or assist or aid in any such activity. In addition to the foregoing, Executive shall be required to comply with the terms of any agreement between the Company and another person, on whose behalf Executive may seek to solicit following the termination of his employment with the Company, that is more restrictive than the terms set forth above.

            (G) ENFORCEMENT OF COVENANTS. Executive acknowledges and agrees that compliance with the covenants set forth in this Section 6 is necessary to protect the business and goodwill of the Company and the Group and that any breach of these covenants will result in irreparable and continuing harm to the Company and the Group, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of these covenants by Executive, the Company and Executive agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:
(a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and
(b) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Group to enforce the provisions of this Section 6; provided that this obligation shall only apply if the Group prevails in any such actions.

            (H) SURVIVAL. Any termination of Executive's employment or of this Agreement (or breach of this Agreement by Executive or the Company) shall have no effect on the continuing operation of this Section 6.

            (I) NOTICE TO NEW EMPLOYERS. Before Executive either applies for or accepts employment with any other person or entity while any of Section 6(a), 6(b), 6(d), 6(e) or 6(f) is in effect, the Executive will provide the prospective employer with written notice of the provisions of this Section 6 and will deliver a copy of the notice to the Company.


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            (J)   CONSIDERATION. The parties acknowledge that this Agreement would not have been entered into and the benefits described in this Agreement would not have been promised in the absence of Executive's covenants under this
Section 6.

7.    CONFLICT OF INTEREST

            Executive may not use his position, influence, and knowledge of confidential information or Group assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Chief Executive Officer of the Group is strictly prohibited.

8.    TERMINATION

            Employment under this Agreement may be terminated prior to the end of the Employment Term under the following circumstances:

      (A) DEATH. Executive's employment hereunder shall automatically terminate upon his death.

      (B) DISABILITY. Executive's employment hereunder shall terminate upon his becoming Totally Disabled. For purposes of this Employment Agreement, Executive shall be "Totally Disabled" as of the date he becomes entitled to receive disability benefits under the Company's long-term disability plan.

            (C) CAUSE. The Company may terminate Executive's employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, "Cause" shall mean any of the following: (i) Executive's willful failure to perform his material duties hereunder (other than for a reason set forth in Section 10(b) below); (ii) the willful engaging by Executive in conduct which causes financial, reputational or other harm to the Group; (iii) conviction of a crime (including a nolo contendere plea) involving, in the good faith determination of the Company, fraud, dishonesty or moral turpitude; (iv) gross misconduct ; (v) breach of any covenant set forth in Section 6 or
      Section 7 of this Agreement; (vi) the engaging by Executive in fraud in connection with the business of the Company or misappropriation of the Company's funds or property; (vii) Executive's excessive absence from the Company, other than regular vacations, business travel and approved leaves of absence, after notice of such excessive absence has been given to Executive; or (viii) Executive's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive's loss of any material governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement. Executive will not be considered to have been terminated for "Cause" unless and until an authorized officer of the Company provides Executive with a notice setting forth the Company's good faith determination that Cause exists and the basis for such determination... The Company represents that, as of the date of this Agreement, the "cause" standard set forth in this


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      paragraph is substantially similar to the "cause" standard contained in standard employment agreements used by the Company for executives.

            (d) GOOD REASON. Executive may terminate his employment hereunder for Good Reason at any time after providing three months written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean any of the following:(i) the assignment to Executive of authority, duties and responsibilities and any other action by the Company (or any member of the Group) that results in substantial diminution in such position, authority, duties and responsibilities, but excluding for this purpose an isolated, temporary insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by Executive; and (ii) any material breach of any material provision of this Agreement by the Company (or any member of the Group or the Company's failure (or the failure of any member of the Group) to provide in all material respects the indemnification and insurance requirements set forth in this Agreement. The Company represents that, as of the date of this Agreement, the "Good Reason provision" set forth in this paragraph is substantially similar to the "Good Reason provision" contained in standard employment agreements used by the Company for executives.

                  Notwithstanding the foregoing, placing Executive on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate Executive for Cause, shall not constitute a "Good Reason" event; provided, further, that, if the Executive is subsequently terminated for Cause, then Executive shall repay any amounts paid by the Company to Executive during such paid leave period If the Executive does not deliver to the Company a notice of termination within 30 days after Executive has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.

                  The Company represents that, as of the date of this Agreement, executives of the Company do not have "change of control provisions in their employment agreements, to the extent that they have employment agreements with the Company.

            (E) WITH NOTICE. Either party may terminate Executive's employment without Cause or Good Reason upon three (3) months prior written notice to the other party.


9.    EMPLOYMENT AT WILL AFTER EXPIRATION OF EMPLOYMENT TERM

            In the event that Executive continues employment with Company after the Expiration Date without entering into another employment agreement, Executive will be an at-will employee of the Company and the employment relationship may be terminated by either Executive or the Company at any time, with or without Cause, Good Reason or notice, and neither the Company nor the Group will have any further obligations to Executive.

10.   COMPENSATION FOLLOWING TERMINATION


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      (A)   COMPENSATION AND BENEFITS. Except as otherwise provided in this
Section 10, upon termination of Executive's employment hereunder during the Employment Term for Cause, Executive's right to compensation hereunder shall cease, except that Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive: (i) any accrued but unpaid salary for services rendered to the date of termination and (ii) any unused vacation accrued under the Company's policy to the date of termination. Any benefits to which Executive may be entitled upon termination pursuant to the Company's plans, policies and arrangements referred to in Section 5 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (B) DEATH OR DISABILITY. In the event that Executive's employment is terminated by reason of employee's death or Total Disability pursuant to Sections 8(a) or 8(b), the Company shall (i) make payments to Executive's beneficiary or estate, as the case may be, in amounts equal to the amounts which would have been payable to Executive as salary determined as if his employment had continued until the end of the three-month period beginning on his date of death or disability and (ii) pay Executive's beneficiary or estate, as the case may be, the pro rata amount of any accrued but unpaid bonus

      (C) TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON. In the event that Executive's employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason, Executive's sole remedy shall be to (a) receive in a lump sum payment an amount equal to (i) any accrued but unpaid salary for services rendered to the date of termination, (ii) any unused vacation accrued under the Company's policy to the date of termination, (iii) in the case of termination without Cause, three months notice of termination and, to the extent such notice is not given, salary for up to three months in lieu of notice, (iv) a severance benefit equal to 48 weeks of Executive's base salary, and such severance payment shall be in lieu of all other severance payments to which Executive may be entitled under any Company policy, plan or benefit and (v) the prorated annual bonus amount using the bonus formula set forth in Section 5 above, and (b) receive and retain the Shares. Such amounts shall be paid and the Shares shall be issued to Executive within a reasonable administrative timeframe from Executive's last day of employment. Any other benefits to which Executive may be entitled upon termination without Cause or with Good Reason pursuant to the Company's plans, policies and arrangements referred to in Section 5 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements. In order to receive the monies and benefits described in this paragraph, Executive must execute a separation agreement and general release of claims reasonably satisfactory to the Company and in form and substance equivalent to agreements and realeases signed by similarly situated executives. Furthermore, no such monies and benefits will be payable to Executive until he has returned to the Company all Company property and equipment furnished to him in connection with his employment with the Company.

      (D) TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.


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11.   DISCLOSURE AND ASSIGNMENT OF RIGHTS.

      (A) Executive covenants and agrees that all inventions (including new contributions, improvements, ideas or discoveries, whether patentable or not and including all software or computer programs, modifications of software or computer programs and data processing systems, analyses, techniques and all similar matter, all of which are hereafter described as "inventions and developments") conceived, developed or made by Executive prior to the Effective Date ("Prior Inventions & Developments") and from the Effective Date during the period of his employment by the Company ("Future Inventions and Developments"), growing out of his employment by or related in any manner to the business of (x) the Current Company or any of its affiliates, subsidiaries, or any of their predecessors, in the case of Prior Inventions & Developments, or (y) the Group, in the case of Future Inventions & Developments, shall belong to the Current Company, in the case of Prior Inventions & Developments, or the Company, in the case of Future Inventions & Developments, and Executive further covenants and agrees that he will: (i) promptly disclose such inventions and developments to the Current Company and the Company; (ii) assign to the Current Company and the Company, without additional compensation, the entire rights to such inventions and developments for the United States and all foreign countries; (iii) sign all papers and do all acts necessary to carry out the above, including enabling the Current Company and the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations or copyrights covering or otherwise relating to such inventions and developments and to enable the Current Company and the Company to protect its proprietary interests therein; and (iv) give testimony, at the Company's expense, in support of Executive's invention and development thereof.

      (B) Executive further covenants and agrees that the Current Company and the Company shall be entitled to shop rights with respect to any invention and development conceived or made by Executive prior to the Effective Date and from the Effective Date during the period of his employment by the Company, respectively, that is not related in any manner to the business of the Current Company or the Group but which was conceived or made on the Current Company or the Company's time or with the use of the Current Company's or the Group's facilities or materials.

      (C) Executive further covenants and agrees that it shall be conclusively presumed as against Executive that the following shall belong to the Current Company, as to matters arising prior to the Effective Date, or the Company, as to matters arising from the Effective Date on: (i) any invention and development described in a patent service mark, trademark or copyright application or disclosed in any manner to a third person; and (ii) any computer program, modification of any computer program, or systems technique for processing data conceived or made by Executive during the period of his employment which is disclosed, used or described by Executive or any person with whom Executive has any business, financial or confidential relationship within eighteen months after leaving the employ of the Group.

12.   EMPLOYABILITY

      (A) Executive affirms that he is presently not subject to a restrictive covenant or other prior agreement which would prohibit or restrict employment with the Company.


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      (B)   If Executive learns or becomes aware or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, Executive shall immediately notify the Company of the same.

      (C) If any action is brought against the Company involving any actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict Executive's employment by the Company, Executive covenants and agrees to indemnify and hold the Company harmless from any and all costs incurred in defending such litigation, including but not limited to court fees, attorneys' fees and disbursements, and from any and all liability, judgment or settlement assessed against the Company as a result of any breach of or interference with such restrictive covenant or other prior agreement which may prohibit or restrict Executive's employment by the Company.

13.   SEVERABILITY

            If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

14.   GOVERNING LAW

            THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The parties agree that any action or proceeding with respect to this Agreement shall be brought in the Supreme Court of the State of New York, New York County or in the United States District Court for the Southern District of New York, and the parties agree to the jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

16.   SUCCESSORS AND ASSIGNS

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

15.   AMENDMENT


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
            This Agreement may not be modified, amended altered or changed except with the written consent of the parties hereto.

16.   ENTIRE AGREEMENT

            This Agreement sets forth the entire agreement between the parties hereto, and supersedes any prior agreements or understandings between the parties. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive's decision to sign this Employment Agreement, except for those set forth in this Agreement.

17.   HEADINGS

            Section headings are used herein for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

18.   COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.


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
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, on the dates set forth below:

                                    /s/ Isaak Karaev
                                    --------------------------------
                                    ISAAK KARAEV

                                    February 17, 2003
                                    --------------------------------
                                    Date

                                    REUTERS AMERICA INC.

                                    By:   /s/ Christopher Ahearn
                                          -----------------------------
                                          Name:  Christopher Ahearn
                                          Title: Corporates & Media

                                          February 17, 2003
                                          ------------------------------------
                                          Date


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